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Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OPTIMER PHARMACEUTICALS, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

        The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on November 18, 1998.

ARTICLE I

        The name of this corporation is Optimer Pharmaceuticals, Inc. (the "Corporation").

ARTICLE II

        The name and address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801.

ARTICLE III

        The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

ARTICLE IV

        The aggregate number of shares that the corporation shall have authority to issue is 86,000,000 shares divided into 55,000,000 shares of Common Stock, each with $.001 par value ("Common Stock"), and 31,000,000 shares of Preferred Stock, each with $.001 par value (the "Preferred Stock"). The first series of Preferred Stock shall be designated Series A Preferred Stock ("Series A Preferred") and shall consist of 5,000,000 shares. The second series of Preferred Stock shall be designated Series B Preferred Stock ("Series B Preferred") and shall consist of 14,000,000 shares. The third series of Preferred Stock shall be designated Series C Preferred Stock ("Series C Preferred") and shall consist of 3,500,000 shares. The fourth series of Preferred Stock shall be designated Series D Preferred Stock ("Series D Preferred") and shall consist of 8,500,000 shares.

        The relative powers, preferences, special rights, qualifications, limitations and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

  1.
  Dividends.

          (a)    Dividend Preferences.

            (i)    Series C Preferred Stock and Series D Preferred Stock.    The holders of outstanding shares of Series C Preferred and Series D Preferred shall be entitled to receive dividends, on a pari passu basis and out of any assets at the time legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock) on the Series A Preferred and Series B Preferred, and Common Stock, (A) at the rate of (i) $0.29 per annum per share of Series C Preferred, and (ii) $0.29 per annum per share of Series D Preferred, each as adjusted for any stock dividends, combinations or stock splits, or (B) if greater than the respective amounts set forth in (A) above, an amount per share equal to greatest amount per share paid on the outstanding shares of Series A Preferred, Series B Preferred, and Common Stock, when, as and if declared by the Board of Directors of the

    Corporation; provided, however, that the Board of Directors is under no obligation to pay dividends to such holders, and such dividends, if any, shall be noncumulative. No rights shall accrue to the holders of the Series C Preferred and Series D Preferred if dividends are not declared in any prior year. Such dividends may be payable quarterly or otherwise as the Board of Directors may from time to time determine. All dividends per share on the Series C Preferred and Series D Preferred shall be declared and paid to each holder of such Series C Preferred and Series D Preferred (1) on a pro rata, pari passu basis in proportion to the relative dividend rates per share of each such series of Preferred Stock, and (2) as among the holders of each such series of Preferred Stock, based on the number of shares of such series of Preferred Stock so held by each such holder.

            (ii)    Series A Preferred Stock and Series B Preferred Stock.    The holders of outstanding shares of Series A Preferred and Series B Preferred shall be entitled to receive dividends, on a pari passu basis and out of any remaining assets at the time legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock) on the Common Stock, (A) at the rate of (i) $0.08 per annum per share of Series A Preferred and (ii) $0.29 per annum per share of Series B Preferred, each as adjusted for any stock dividends, combinations or stock splits, or (B) if greater than the respective amounts set forth in (A) above, an amount per share equal to the amount per share paid on the outstanding shares of Common Stock, when, as and if declared by the Board of Directors of the Corporation; provided, however,that the Board of Directors is under no obligation to pay dividends to such holders, and such dividends, if any, shall be noncumulative. No rights shall accrue to the holders of the Series A Preferred and Series B Preferred if dividends are not declared in any prior year. Such dividends may be payable quarterly or otherwise as the Board of Directors may from time to time determine. All dividends per share on the Series A Preferred and Series B Preferred shall be declared and paid to each holder of such Series A Preferred and Series B Preferred (1) on a pro rata, pari passu basis in proportion to the relative dividend rates per share of each such series of Preferred Stock, and (2) as among the holders of each such series of Preferred Stock, based on the number of shares of such series of Preferred Stock so held by each such holder.

          (b)    Priority of Dividends.    The Corporation shall make no Distribution (as defined below) to the holders of shares of Common Stock in any fiscal year unless and until dividends shall have been paid, or declared and set apart, upon all shares of Preferred Stock.

          (c)    Distribution.    As used in this section, "Distribution" means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of the Corporation) or the purchase of shares of the Corporation (other than in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors upon termination of their employment or services pursuant to agreements providing for the right of said repurchase) for cash or property.

          (d)    Consent to Certain Distributions.    The holders of outstanding shares of Preferred Stock shall be deemed to have consented to all distributions or payments to existing or terminated employees, consultants, officers and directors of the Corporation in connection with the termination of employment by or services to the Corporation and relating to the repurchase of shares of capital stock issued to or held by such individuals pursuant to agreements with the Corporation for such repurchases that have been approved by the Board of Directors, except as otherwise provided in Article IV, Section 6(b)(v) of this Certificate of Incorporation.

        2.    Liquidation Rights.

          (a)    Liquidation Preference.

            (i)    Series C Preferred Stock and Series D Preferred Stock.    In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series C Preferred and Series D Preferred shall be entitled to receive, on a pari passu basis and before any payment shall be made or any assets distributed to the holders of Series A Preferred, Series B Preferred, and Common Stock, out of the assets of the Corporation, (x) an amount equal to the sum of $3.60 per share of Series C Preferred (as adjusted for any stock dividends, combinations or stock splits), plus an amount equal to all declared and unpaid dividends thereon, if any, to the date that payment is made (the "Series C Liquidation Preference"), and (y) an amount equal to the sum of $3.60 per share of Series D Preferred (as adjusted for any stock dividends, combinations or stock splits), plus an amount equal to all declared and unpaid dividends thereon, if any, to the date that payment is made (the "Series D Liquidation Preference," and together with the Series C Liquidation Preference, the "Series C and D Liquidation Preference").

            (ii)    Series A Preferred Stock and Series B Preferred Stock.    In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred and Series B Preferred shall be entitled to receive, on a pari passu basis and after payment has been made to the holders of the Series C Preferred and Series D Preferred of the full Series C and D Liquidation Preference and before any payment shall be made or any assets distributed to the holders of Common Stock, out of the assets of the Corporation, (x) an amount equal to the sum of $1.00 per share of Series A Preferred (as adjusted for any stock dividends, combinations or stock splits), plus an amount equal to all declared and unpaid dividends thereon, if any, to the date that payment is made (the "Series A Liquidation Preference"), and (y) an amount equal to the sum of $3.60 per share of Series B Preferred (as adjusted for any stock dividends, combinations or stock splits), plus an amount equal to all declared and unpaid dividends thereon, if any, to the date that payment is made (the "Series B Liquidation Preference," and together with the Series A Liquidation Preference, the "Series A and B Liquidation Preference").

          (b)    Priority.

            (i)    If upon the liquidation, dissolution or winding up of the Corporation, the assets to be distributed among the holders of the Series C Preferred and Series D Preferred are insufficient to permit the payment to such holders of the full Series C and D Liquidation Preference for such shares, then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series C Preferred and Series D Preferred based on the number of shares of Common Stock issuable upon conversion of such Series C Preferred and Series D Preferred then held by such holders.

            (ii)   If upon the liquidation, dissolution or winding up of the Corporation, the assets to be distributed among the holders of the Series A Preferred and Series B Preferred are insufficient to permit the payment to such holders of the full Series A and B Liquidation Preference for such shares, then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred and Series B Preferred based on the number of shares of Common Stock issuable upon conversion of such Series A Preferred and Series B Preferred then held by such holders.

          (c)    Deemed Liquidation.    A liquidation shall include (i) a sale, lease or disposition of all or substantially all of the assets of the Corporation, or (ii) a merger or consolidation (in a single transaction or a series of related transactions) of the Corporation with or into any other corporation or corporations or other entity, or any other corporate reorganization, where the stockholders of the Corporation immediately prior to such event do not retain more than fifty percent (50%) of the voting power of and interest in the successor entity (excluding any transactions if the primary purpose of the transaction is to obtain financing from new or existing investors) ((i) and (ii) collectively being referred to hereinafter as an "Acquisition of the Corporation"); provided, however, that, with respect to the holders of then outstanding Series C Preferred only, a liquidation shall not include an Acquisition of the Corporation upon the written election of the holders of a majority of the then outstanding Series C Preferred delivered to the Corporation at least five (5) days prior to any Acquisition of the Corporation with respect to such Acquisition of the Corporation.

          (d)    Distribution after Payment of Liquidation Preference.    After payment has been made to the holders of the Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred of the full preferential amounts set forth in Section 2(a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by held by each such holder (assuming full conversion of all such Preferred Stock) until (i) with respect to the holders of Series A Preferred, such holders shall have received an aggregate of two (2) times the Series A Liquidation Preference per share of Series A Preferred pursuant to this Section 2(d), (ii) with respect to the holders of Series B Preferred, such holders shall have received an aggregate of two (2) times the Series B Liquidation Preference per share of Series B Preferred pursuant to this Section 2(d), (iii) with respect to the holders of Series C Preferred, such holders shall have received an aggregate of three (3) times the Series C Liquidation Preference per share of Series C Preferred pursuant to this Section 2(d), and (iv) with respect to the holders of Series D Preferred, such holders shall have received an aggregate of three (3) times the Series D Liquidation Preference per share of Series D Preferred pursuant to this Section 2(d); thereafter, any remaining assets and funds legally available for distribution hereunder, if any, shall be distributed solely to the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each such holder.

          (e)    Shares not Treated as Both Preferred Stock and Common Stock in any Distribution.    Shares of Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred pursuant to paragraph (a) above.

          (f)    Noncash Distributions.    If any of the assets of the Corporation are to be distributed other than in cash under this Section 2 or for any purpose, then the Board of Directors of the Corporation shall promptly engage independent competent appraisers to determine the fair market value of the assets to be distributed to the holders of Preferred Stock or Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Preferred Stock or Common Stock of the appraiser's valuation. Notwithstanding the above, any securities to be distributed to the stockholders shall be valued as follows:

            (i)    If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the closing;

            (ii)   If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

            (iii)  If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than a majority of the outstanding shares of Preferred Stock (voting on an as-converted basis), provided that if the Corporation and the holders of a majority of the outstanding shares of Preferred Stock (voting on an as-converted basis) are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the Corporation, but acceptable to the holders of a majority of the outstanding shares of Preferred Stock (voting on an as-converted basis).

          (g)    Notice of Transaction.    The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the stockholders' meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

            (i)    Effect of Noncompliance.    In the event the requirements of this Section 3(g) are not complied with, the Corporation shall forthwith cause the closing of the transaction to be postponed until such notice requirements have been complied with.

        3.    Redemption.

          (a)   Redemption Rights.

            (i)    Subject to the rights of series of Preferred Stock which may from time to time come into existence, at the written request of holders representing a majority of the Common Stock issuable upon conversion of the Series C Preferred and Series D Preferred (together, the "Series C and D Preferred"), this Corporation shall redeem, commencing with the earlier of (x) the fifth anniversary of the first issuance of the Series C Preferred or (y) one month prior to the first redemption date of the Series B Preferred, and continuing annually on the first and second anniversary date thereafter (each a "Series C and D Redemption Date"), that number of shares of Series C and D Preferred equal to one-third, one-half, and all, respectively, of the remaining outstanding shares of Series C Preferred and Series D Preferred, respectively, that are outstanding on each of those respective dates. The redemption price for each share of Series C Preferred shall be the sum of (i) $3.60 per share of Series C Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus (ii) the amount of all declared but unpaid dividends thereon, less (iii) any dividends previously paid thereon, through the respective Redemption Date (the "Series C Redemption Price"). The redemption price for each share of Series D Preferred shall be the sum of (i) $3.60 per share of Series D Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus (ii) the amount of all declared but unpaid dividends thereon, less (iii) any dividends previously paid thereon, through the respective Redemption Date (the "Series D Redemption Price," and together with the Series C Redemption Price, the "Series C and D Redemption Price"). Any redemption of Series C

    Preferred effected pursuant to this Section 3(a)(i) shall be made on a pro rata basis among the holders of the Series C Preferred in proportion to the number of shares of Series C Preferred then held by such holders. Any redemption of Series D Preferred effected pursuant to this Section 3(a)(i) shall be made on a pro rata basis among the holders of the Series D Preferred in proportion to the number of shares of Series D Preferred then held by such holders.

            (ii)   Subject to the rights of the Series C and D Preferred and each series of Preferred Stock which may from time to time come into existence, at the written request of holders representing a majority of the Series B Preferred, which shall be delivered to the Corporation at least 60 days prior to the first Series B Redemption Date, this Corporation shall redeem, commencing with the ninth anniversary of the first issuance of the Series B Preferred and continuing annually on the first and second anniversary date thereafter (each a "Series B Redemption Date," and together with the Series C and D Redemption Date, the "Redemption Date"), that number of shares of Series B Preferred equal to one-third, one-half, and all, respectively, of the remaining outstanding shares of Series B Preferred that are outstanding on each of those respective dates. The redemption price for each share of Series B Preferred shall be the sum of (i) $3.60 per share of Series B Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus (ii) the amount of all declared but unpaid dividends thereon, less (iii) any dividends previously paid thereon, through the respective Redemption Date (the "Series B Redemption Price," and together with the Series C and D Redemption Price, the "Redemption Price"). Any redemption effected pursuant to this Section 3(a)(ii) shall be made on a pro rata basis among the holders of the Series B Preferred in proportion to the number of shares of Series B Preferred then held by such holders. The Corporation shall, within 5 days of receipt of any request by the holders of Series B Preferred to redeem any such shares of Series B Preferred, provide written notice to the holders of Series C Preferred and Series D Preferred of such request.

          (b)   Subject to the rights of series of Preferred Stock which may from time to time come into existence, at least fifteen (15) but no more than thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series B Preferred, or Series C and D Preferred, as applicable, to be redeemed, at the address last shown on the records of this Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). On the Redemption Date, as applicable, each holder of shares of Series B Preferred, and Series C and D Preferred to be redeemed, as applicable, shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (c)   From and after each Redemption Date for the Series B Preferred, and Series C and D Preferred, as applicable, unless there shall have been a default in payment of the applicable Redemption Price, all rights of the holders of shares of Series B Preferred, and Series C and D Preferred, as applicable, designated for redemption on such Redemption Date, respectively, in the Redemption Notice as holders of Series B Preferred, and Series C and D Preferred, respectively

  (except the right to receive the applicable Redemption Price, without interest, upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock which may from time to time come into existence, if the funds of the Corporation legally available for redemption of shares of Series B Preferred, or Series C and D Preferred on any Redemption Date are insufficient to redeem the total number of shares of Series B Preferred, or Series C and D Preferred to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Common Stock issuable upon conversion of Series B Preferred, or Series C and D Preferred, respectively. The shares of Series B Preferred, and Series C and D Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of Preferred Stock which may from time to time come into existence, at any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Preferred, and Series C and D Preferred, respectively, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

          (d)   On or prior to each Redemption Date, this Corporation shall deposit the applicable Redemption Price of all shares of Series B Preferred, or Series C and D Preferred, respectively, designated for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to publish the notice of redemption thereof and pay the Redemption Price for such shares to their respective holders on or after the Redemption Date, upon receipt of notification from the Corporation that such holder has surrendered his, her or its share certificate to the Corporation pursuant to Section (3)(b) above. As of the date of such deposit (even if prior to the applicable Redemption Date), the deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit the shares so called for redemption on the applicable Redemption Date shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of such shares, without interest, upon surrender of their certificates therefor, and the right to convert such shares as provided in Article IV(B)(4) hereof. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section (3)(d) for the redemption of shares thereafter converted into shares of the Corporation's Common Stock pursuant to Article IV(B)(4) hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by this Corporation pursuant to this Section (3)(d) remaining unclaimed at the expiration of two (2) years following the respective Redemption Date shall thereafter be returned to this Corporation upon its request expressed in a resolution of its Board of Directors.

        4.    Conversion.    The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a)    Right to Convert.    Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid and nonassessable shares of Common Stock that is equal to the Original Issue Price (as hereinafter defined) for the relevant series divided by the Conversion Price (as hereinafter defined) for such series. The "Original Issue Price" for each series of Preferred shall mean (i) $1.00 per share for the Series A Preferred, (ii) $3.60 per share for the Series B Preferred, (iii) $3.60 per share for the Series C Preferred, and (iv) $3.60 per share for the Series D Preferred. The "Conversion Price" for each series of Preferred shall mean initially (i) $1.00 for the Series A Preferred, (ii) $3.00 for the Series B Preferred, (iii) $2.40 for the Series C Preferred, and (iv) $3.00 for the Series D Preferred. The initial Conversion Prices for the Preferred Stock shall be subject to adjustment as provided herein. (The number of shares of Common Stock into which each share of Preferred Stock may be converted is hereinafter referred to as the "Conversion Rate" for each such series.) Upon any decrease or increase in the Conversion Price for a series, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

          (b)    Automatic Conversion.    Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Rate for such share immediately upon either (i) the consummation of a firmly underwritten public offering that results in proceeds to the Corporation in the public offering of at least $40,000,000 (net of underwriting discounts and commissions and offering expenses) and is at a price greater than $6.00 per share, as adjusted for stock splits, combinations and recapitalizations (a "Qualifying Public Offering"); or (ii) (a) the receipt by the Corporation of the written consent to such conversion by the holders of not less than fifty-one (51%) percent of the then outstanding shares of Preferred Stock, voting together on an as-converted basis, and (b) until the three (3) year anniversary of the date of the first issuance of the Series C Preferred, the receipt by the Corporation of the written consent to such conversion by the holders of not less than a majority of the then outstanding shares of Series C Preferred.

          (c)    Mechanics of Conversion.    No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of such fractional shares as determined by the Board of Directors of the Corporation. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to paragraph 4(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

        The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities.

          (d)    Adjustments to Conversion Price.

            (i)    Special Definitions.    For purposes of this Section 4(d), the following definitions shall apply:

              (1)   "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

              (2)   "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

              (3)   "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date for such series of Preferred Stock, other than:

                (A)  shares of Common Stock issued or issuable upon conversion of shares of Preferred Stock;

                (B)  shares of Common Stock issued or issuable to officers, directors or employees of, or consultants to, the Corporation pursuant to a stock grant, option plan or purchase plan or other employee stock incentive program or agreement approved by the Board of Directors;

                (C)  shares of Common Stock issued or issuable upon approval of the Board of Directors, to lending institutions in connection with debt financings or to equipment leasing institutions;

                (D)  shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock;

                (E)  shares of Common Stock issued or issuable in an event for which adjustments are otherwise made pursuant to Section 4(d)(vi);

                (F)  shares of Common Stock issued or issuable as a dividend on Common Stock where the Corporation declares or pays a similar Common Stock dividend per share of Preferred Stock (on an as-converted-into-Common Stock basis) in the same manner as declared or paid on the Common Stock;

                (G)  shares of Common Stock issued or issuable pursuant to a Qualifying Public Offering;

                (H)  shares of Common Stock issued or issuable to those investors who purchased Series B Preferred Stock, up to 53,000 shares of Common Stock;

                (I)   shares of Common Stock and Preferred Stock upon approval by (i) a majority of the total number of shares of the Preferred Stock then outstanding (on an as-converted basis) and (ii) until the three (3) year anniversary of the date of the first issuance of the Series C Preferred, a majority of the total number of shares of the Series C Preferred then outstanding;

                (J)   shares of Series C Preferred;

                (K)  shares of Series D Preferred;

                (L)  up to 3,333,333 shares of Common Stock issued or issuable upon exercise of warrants issued pursuant to that certain Amended and Restated Series D Preferred Stock and Common Stock Warrant Purchase Agreement dated on or about the date of the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Restated Series D Purchase Agreement");

                (M) shares of Common Stock issued or issuable upon conversion or exercise of any debenture, warrant, option, or other convertible security outstanding as of the date hereof, but solely to the extent disclosed in or pursuant to the Restated Series D Purchase Agreement; and

                (N)  up to 1,000,000 shares of Common Stock issued or issuable in connection with or as consideration for acquisition or licensing of technology; provided, however, that no more than 100,000 such shares may be issued or issuable pursuant to any one such agreement related thereto.

              (4)   "Original Issue Date" shall mean, the date on which the first share of such series of Preferred Stock was issued.

            (ii)    No Adjustment of Conversion Price.    No adjustment in the Conversion Price of a series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue.

            (iii)    Deemed Issue of Additional Shares of Common Stock.    In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such Options and conversions or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

              (1)   except as provided in Section 4(d)(iii)(2), no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities; and

              (2)   if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the

      Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against dilution), the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

              (3)   no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price for any series of Preferred Stock to an amount which exceeds the lower of (A) the Conversion Price for such series of Preferred Stock on the original adjustment date or (B) the Conversion Price for such series of Preferred Stock that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

            (iv)    Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.    In the event this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the Conversion Price of any series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in each such event the Conversion Price of such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock issuable upon exercise, conversion or exchange of Options or Convertible Securities, as the case may be, that are outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock issuable upon exercise, conversion or exchange of Options or Convertible Securities, as the case may be, that are outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that for purposes of this Section 4(d)(iv) all shares of Common Stock issuable upon conversion of Preferred Stock shall be deemed to be outstanding. For the purposes of adjusting the Conversion Price of a series of Preferred Stock, the grant, issue or sale of Additional Shares of Common consisting of the same class of security and warrants to purchase such security issued or issuable at the same price at two or more closing held within a six-month period shall be aggregated and shall be treated as one sale of Additional Shares of Common occurring on the earliest date on which such securities were granted, issued or sold.

            (v)    Determination of Consideration.    For purposes of this Section 4(d), the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

              (1)    Cash and Property.    Such consideration shall:

                (A)  insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof; and

                (B)  insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment; and

                (C)  in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which converts both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

              (2)    Options and Convertible Securities.    The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing

                (A)  the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                (B)  the maximum number of shares of Common Stock as set forth in the instruments relating thereto (without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or their conversion or exchange of such Convertible Securities.

            (vi)    Adjustments for Subdivisions or Combinations of Common Stock.    In the event the outstanding shares of Common Stock shall be subdivided (including by stock split or payment of a dividend in Common Stock) into a greater number of shares of Common Stock, the Conversion Prices in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (including by reverse stock split or reclassification) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased. Adjustments to Conversion Prices then in effect shall become effective retroactively with respect to conversions made subsequent to the record date in the case of a dividend, and shall become effective after the effective date in the case of a subdivision or combination.

            (vii)    Adjustments for Other Distributions.    In the event the Corporation at any time or from time to time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 4, then and in each such event provision shall be made (including, if applicable, an adjustment to one or more Conversion Prices after such record date) so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Preferred Stock then converted into Common Stock immediately prior to such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock.

            (viii)    Adjustments for Reclassification, Exchange and Substitution.    If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Prices then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

          (e)    Certificate as to Adjustments.    Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

          (f)    Notices of Record Date.    In the event that the Corporation shall propose at any time:

            (i)    to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

            (ii)   to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

            (iii)  to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

            (iv)  to merge with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above.

        Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation.

          (g)    Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (h)    Miscellaneous.

            (i)    All calculations under this Section 4 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

            (ii)   No adjustment in the Conversion Prices of the Preferred Stock need to be made if such adjustment would result in a change in such Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in such Conversion Price.

        5.    Voting.    Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

          (a)    General Voting Rights.    Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock held by such holder of Preferred Stock could then be converted. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote, unless otherwise required by applicable law. The holders of the Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be disregarded. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

          (b)    Board of Directors.    The Board of Directors of the Corporation shall consist of eight (8) members.

            (i)    Voting for the Election of Series A Director.    As long as at least fifty percent (50%) of the shares of Series A Preferred Stock that have been issued remain outstanding, the holders of Series A Preferred, voting together as a series, shall be entitled to elect one (1) member of the Corporation's Board of Directors (the "Series A Director") at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors.

            (ii)    Voting for the Election of Series B Directors.    As long as at least fifty percent (50%) of the shares of Series B Preferred Stock that have been issued remain outstanding, the holders of Series B Preferred, voting together as a series, shall be entitled to elect three (3) members of the Corporation's Board of Directors (the "Series B Directors") at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors.

            (iii)    Voting for the Election of Series C Director.    As long as any shares of Series C Preferred Stock that have been issued remain outstanding, the holders of Series C Preferred, voting together as a series, shall be entitled to elect one (1) member of the Corporation's Board of Directors (the "Series C Director") at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors.

            (iv)    Voting for the Election of Series D Director.    As long as any shares of Series D Preferred Stock that have been issued remain outstanding, the holders of Series D Preferred, voting together as a series, shall be entitled to elect one (1) member of the Corporation's

    Board of Directors (the "Series D Director") at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors.

            (v)    Voting for Election of Common Directors.    The holders of outstanding shares of Common Stock shall be entitled to elect two (2) members of the Corporation's Board of Directors at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors.

            (vi)    Voting of the Directors.    As long as at least fifty percent (50%) of the shares of Preferred Stock that have been issued remain outstanding, approval of the following matters by the Board of Directors of the Corporation shall require the consent of at least two-thirds (2/3) of the directors of the Corporation's Board of Directors:

              (1)   Employment of any senior executive of the Corporation;

              (2)   Any exclusive license of the Corporation's technology;

              (3)   Any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Corporation's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation's voting power is transferred;

              (4)   Any amendment or restatement of the Corporation's Certificate of Incorporation or Bylaws;

              (5)   Any increase in the number of shares of Common Stock reserved for issuance to officers, directors or employees of, or consultants to, the Corporation pursuant to a stock grant, option plan or purchase plan or other employee stock incentive program or agreement;

              (6)   Any compensation agreement or plan for an executive of the Corporation;

              (7)   Any debt or lease financing agreement which would result in obligations of the Corporation in excess of $100,000;

              (8)   Any pledge of the Corporation's assets or the grant of a security interest in the Corporation's assets; or

              (9)   A sale, lease or other disposition of all or substantially all of the assets of the Corporation.

            (vii)    Removal of Series A Director, Reduction of Number of Directors.    If at any time fewer than 50% of the shares (appropriately adjusted for stock splits, stock dividends, recapitalizations, and similar events) of Series A Preferred Stock that have been issued are then outstanding, (i) the stockholders shall be deemed to have voted, in accordance with Section 141 of the Delaware General Corporation Law, to remove the Series A Director, (ii) the Series A Director shall be automatically removed, and (iii) the authorized number of directors shall be reduced by one.

            (viii)    Removal of Series B Directors, Reduction of Number of Directors.    If at any time fewer than 50% of the shares (appropriately adjusted for stock splits, stock dividends, recapitalizations, and similar events) of Series B Preferred Stock that have been issued are then outstanding, (i) the stockholders shall be deemed to have voted, in accordance with Section 141 of the Delaware General Corporation Law, to remove the Series B Directors,

    (ii) the Series B Directors shall be automatically removed, and (iii) the authorized number of directors shall be reduced by three.

            (ix)    Removal of Series C Director, Reduction of Number of Directors.    If at any time no shares of Series C Preferred Stock that have been issued are then outstanding, (i) the stockholders shall be deemed to have voted, in accordance with Section 141 of the Delaware General Corporation Law, to remove the Series C Director, (ii) the Series C Director shall be automatically removed, and (iii) the authorized number of directors shall be reduced by one.

            (x)    Removal of Series D Director, Reduction of Number of Directors.    If at any time no shares of Series D Preferred Stock that have been issued are then outstanding, (i) the stockholders shall be deemed to have voted, in accordance with Section 141 of the Delaware General Corporation Law, to remove the Series D Director, (ii) the Series D Director shall be automatically removed, and (iii) the authorized number of directors shall be reduced by one.

        Subject to the preceding paragraph, in the case of any vacancy in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 5, the remaining director(s) so elected by that class or series may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series or stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the majority of the holders of the outstanding shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the vote of a majority of the holders of that class or series of stock.

        6.    Amendments and Changes.

          (a)    No Series Voting.    Other than as expressly provided herein or provided by law, there shall be no series voting.

          (b)    Approval by Class.    As long as 1,500,000 shares of the Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or consent as provided by law) of (i) the holders of a majority of the total number of shares of the Preferred Stock then outstanding (on an as-converted basis), (ii) until the two (2) year anniversary of the date of the first issuance of the Series C Preferred, the holders of a majority of the total number of shares of Series C Preferred then outstanding (subject to the limitations set forth below, and provided, however, that, with respect to paragraphs (vii) and (viii) below, the period shall be until the three (3) year anniversary of the date of the first issuance of the Series C Preferred), and (iii) such other consents as may be required by applicable law:

            (i)    amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or Bylaws, if such amendment would (x) alter or change the rights, preferences, privileges of or powers of, or the restrictions provided for the benefit of a series of Preferred Stock, (y) increase or decrease (other than by conversion) the authorized number of shares of the Preferred Stock or any series thereof, or (z) authorize, create or issue shares of any class or series of stock having any preference or priority superior to or in parity with the Preferred Stock;

            (ii)   pay or declare a dividend on shares of any class or series;

            (iii)  merge or consolidate with any other corporation or effect any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation's voting power is transferred;

            (iv)  sell, convey, or otherwise dispose of, all or substantially all of the property or business of the Corporation;

            (v)   effect an exchange, reclassification, repurchase or cancellation of shares of any class or series, other than (i) the repurchase of shares of Common Stock issued to or held by employees, directors or consultants of or to the Corporation or any of its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of such repurchase between the Corporation and such persons and (ii) the repurchase of shares of Common Stock in connection with the exercise of the right of first refusal pursuant to agreements providing for the right of first refusal between the Corporation and any of its stockholders; provided, however, that notwithstanding any other provision in this Section 6(b)(v), any repurchase of shares that would have the effect of causing Par Pharmaceutical, Inc.'s beneficial ownership of the Company to increase to an amount equal to or greater than 20 percent (20%) of the then outstanding voting shares (calculated on an as-converted basis) of the Company shall require the approval of a majority of the total number of Series C Preferred then outstanding;

            (vi)  create, or authorize the creation of, or issue any security convertible into or exercisable for any equity security having rights, preference or privileges senior to or on parity with any series of Preferred Stock (the "Convertible Security");

            (vii) create, or authorize the creation of, any debt security (other than capital leases), if the Corporation's aggregate indebtedness (other than capital leases) would exceed $1,000,000;

            (viii) create, or authorize the creation of, any capital lease, if the aggregate value of the Corporation's capital leases would exceed $5,000,000;

            (ix)  make a cash investment in another entity, or acquire all or substantially all of the assets of another entity;

            (x)   increase or decrease the authorized number of the Board of Directors; or

            (xi)  amend this Section 6(b); provided, however, that any amendment to paragraphs (vii) or (viii) prior to the three (3) year anniversary of the date of the first issuance of the Series C Preferred shall require, in addition to any other applicable approvals, the approval of the holders of a majority of the total number of shares of Series C Preferred then outstanding.

        7.    Notices.    Any notice required by the provisions of this Article IV to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

ARTICLE V

        1.    Limitation of Directors' Liability.

        The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under the Delaware General Corporation Law or any other applicable law as now in effect or as hereafter adopted or amended.

        2.    Indemnification of Corporate Agents.

        The Corporation is authorized to provide indemnification to directors, officers, employees, fiduciaries and agents (as defined in Section 145 of the Delaware General Corporation Law) through Bylaw provisions, agreements with agents, vote of stockholders or disinterested directors or otherwise.

        3.    Repeal or Modification.

        Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right of indemnification or limitation of liability of an agent of the Corporation relating to acts or omissions occurring prior to such repeal or modification.

        IN WITNESS WHEREOF Optimer Pharmaceuticals, Inc., has caused this Amended and Restated Certificate of Incorporation to be signed by Michael Chang, its Chief Executive Officer, on November 29, 2005.

Optimer Pharmaceuticals, Inc.
By:
Michael N. Chang, Chief Executive Officer

OPTIMER PHARMACEUTICALS, INC.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

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  Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF OPTIMER PHARMACEUTICALS, INC.
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V